FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC DELAYS THIRD QUARTER EARNINGS RELEASE
AND PROVIDES PRELIMINARY FISCAL THIRD QUARTER 2008 RESULTS

MENLO PARK, CA – April 2, 2008 — Landec Corporation (Nasdaq: LNDC), announced today that the Company and its newly appointed independent registered public accounting firm need additional time to complete the preparation and review of the Company’s financial statements for its third fiscal quarter ended February 24, 2008 and will not release its fiscal third quarter 2008 results on April 2nd, 2008 or hold a conference call on April 3rd, 2008 as previously scheduled.

The release is being delayed in order to allow the Company’s newly appointed independent registered public accounting firm, McGladrey & Pullen, LLP (“M&P”), adequate time to complete its review of the Company’s third quarter financial statements. M&P has raised some questions regarding the interpretation of certain complex technical accounting rules affecting the accounting treatment for the transactions entered into with Monsanto Corporation and its subsidiaries (“Monsanto”) on December 1, 2006 (which include the sale by Landec to American Seeds, Inc., a wholly owned subsidiary of Monsanto, of Landec’s direct marketing and sales seed company, Fielder’s Choice Direct (“FCD”) which included the Fielder’s Choice Direct® and Heartland Hybrid® brands, the entry into a five-year co-exclusive technology license and polymer supply agreement on the same date with Monsanto for the use of Landec’s Intellicoat® polymer coating technology and the purchase of all of the common stock and options of Landec Ag, Inc., not owned by Landec (collectively, the “Monsanto transactions”)) and the repurchase by Landec on August 7, 2007 of all of the common stock and options of Apio, Inc., Landec’s food technology subsidiary, not owned by Landec (the “Apio transaction”).

Management and M&P are working to review the related generally accepted accounting principles applicable to these transactions and is currently discussing such interpretations and the related accounting treatment for these transactions with the Company’s former independent registered public accounting firm, Ernst & Young, LLP (“E&Y”), who was the Company’s independent registered public accounting firm at the time these transactions were consummated. As previously reported, management had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures. At this time, the Company cannot predict the outcome of such review and discussions. The Company’s management expects that there should be no impact to the Company’s cash position or the timing of cash receipts and disbursements previously reported. The items undergoing further evaluation are solely related to the interpretation of accounting rules and the proper application thereof with respect to the Monsanto transactions and the Apio transaction. The specific questions M&P have raised relate exclusively to the accounting treatment of the Monsanto transactions and the Apio transaction as reported in the Company’s financial statements as filed with the Securities and Exchange Commission (the “SEC”).

The Company had expected to report that for the third quarter of fiscal year 2008 revenues were approximately $59.6 million and net income was approximately $4.0 million or $0.15 per diluted share, which were in line with the Company’s plans for the three month period ended February 24, 2008. However, these numbers are subject to adjustment depending on the outcome of the ongoing review described above.

The accounting interpretation issues need to be resolved prior to filing of the Company’s Form 10-Q and the release of the financial results for the fiscal third quarter of fiscal year 2008. Landec is working diligently to resolve these issues as quickly as possible and plans to file its Form 10-Q for the quarter ended February 24, 2008 upon resolution of these issues. The Company also plans to release earnings concurrently with such filing, recognizing that such filing may not take place prior to the Form 10-Q due date of April 4, 2008. Once the filing date is finalized, Landec will schedule an investor conference call to discuss the financial results for the period.

Landec’s President and Chief Executive Officer, Gary T. Steele, said, “We are committed to applying the proper accounting treatment for these and all of our transactions and to meeting the highest financial and operational standards in all aspects of our business. The complex, technical nature of the accounting rules involved unfortunately have prevented our newly appointed independent registered public accounting firm from completing their review of our quarterly earnings in time to meet our scheduled earnings release date. M&P is currently reviewing the accounting and reporting previously applied to the transactions and the applicable accounting pronouncements with E&Y and I want to assure our stockholders that the Company, its Audit Committee and its independent registered public accounting firm are working diligently, along with outside experts, to reach resolution on these issues as quickly as possible.”

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results, including the quarterly results the Company had expected to report, to differ materially. These risk factors are listed in the Company’s Form 10-K for the fiscal year ended May 27, 2007 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.